Exhibit 10.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (“Agreement”) is made and entered into as of September 21, 2009, by and between Universal Holdings, Inc., a Nevada corporation, (the “Company”), and Tryon Capital Ventures, LLC (the “Stockholder”) (The Company and the Stockholder may sometimes be referred to herein singularly as a “party,” or collectively as, the “parties”).

WHEREAS, on September 3, 2009, the Company and Barry Feiner, Esq., agent-in-fact, entered into a certain non-binding letter of intent (the “Letter of Intent”) for the change of control of Universal Holdings pursuant to a negotiated Definitive Agreement (as defined in the Letter of Intent);

WHEREAS, pursuant to that Letter of Intent, it is contemplated that the Stockholder shall be issued 85,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which shall equal two percent (2%) of the issued and outstanding shares of the Common Stock at the time the Definitive Agreement is executed); and

WHEREAS, it is a condition to the Definitive Agreement that the Stockholder agrees to “lock-up” the Shares, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Agreement to Retain the Shares.

(a)          The Stockholder hereby agrees not to sell, assign, transfer, pledge, hypothecate, or otherwise dispose of any of the Shares during the period beginning on and including the date of the Definitive Agreement through and including the date that is twelve (12) months after the final closing of the Definitive Agreement (the “First Lock-Up Period”).  At the expiration of the First Lock-Up Period the Stockholder shall be entitled to sell, assign, transfer, pledge, hypothecate, or otherwise dispose of a number of Shares equal to one-half (1/2) of the Shares subject to this Lock-Up Agreement.  The remaining one-half (1/2) of the Shares shall be restricted from transfer for a period of eighteen (18) months following the final closing of the Definitive Agreement (the “Second Lock-Up Period”).

In the event that at any time following the expiration of the First Lock-Up Period, the Company’s Common Stock is trading at a price whereby one-half (1/2) of the Shares have an aggregate value in excess of $100,000, then at the option of the Company, the Company can require the Stockholder to tender one-half (1/2) of the Shares for a total price of $100,000.  In the event that at the expiration of the First Lock-Up Period, the Company’s Common Stock is trading at a price whereby one-half (1/2) of the Shares have an aggregate value less than $25,000, then at the option of the Stockholder, the Stockholder can require the Company pay to the Stockholder a total price of $25,000 in exchange for the tender of one-half (1/2) of the Shares back to the Company.  Such

In the event that at any time following the expiration of the Second Lock-Up Period, the Company’s Common Stock is trading at a price whereby one-half (1/2) of the Shares have an aggregate value in excess of $100,000, then at the option of the Company, the Company can require the Stockholder to tender one-half (1/2) of the Shares for a total price of $100,000.  In the event that at the expiration of the Second Lock-Up Period, the Company’s Common Stock is trading at a price whereby one-half (1/2) of the Shares have an aggregate value less than $25,000, then at the option of the Stockholder, the Stockholder can require the Company pay to the Stockholder a total price of $25,000 in exchange for the tender of one-half (1/2) of the Shares back to the Company.

(b)          The foregoing restrictions are expressly agreed to and preclude the Stockholder from engaging in any hedging or other transactions which may lead to or result in a sale of any of the Shares during the Lock-Up Period, even if such Shares would be sold by someone other than a Stockholder.  Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box), any pledge or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares.

(c)          The Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent for the Common Stock against transfers of the Shares, if any, by the Stockholder in contravention of the restrictions set forth herein and the placement of a legend on the certificates representing the Shares referring to the transfer restrictions set forth in this Agreement.  The Stockholder understands that his agreement is irrevocable and shall be binding upon its heirs, legal representatives, successors and assigns.

(d)          Notwithstanding the foregoing, any Stockholder (for the purposes of this Section 1(d), the “Transferring Holder”) may, as applicable, transfer any or all of the Transferring Holder’s Shares, either during the Transferring Holder’s lifetime, or on the Transferring Holder’s death, by will or intestacy to the Transferring Holder’s “immediate family,” as defined in Rule 16a-1 of the General Rules and Regulations of the Securities Exchange Act of 1934 or to a trust or other entity, the beneficiaries of which are exclusively such Transferring Holder and/or a member or members of the Transferring Holder’s “immediate family”; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement.

(e)          This Agreement shall terminate eighteen (18) months after the final closing of the Definitive Agreement.

2.           Representations, Warranties and Covenants of the Parties. Each party represents, warrants and covenants to the other party that this Agreement (a) has been authorized by all necessary corporate action on the part of the party and has been duly executed by a duly authorized officer of the party, and (b) constitutes the legal, valid and binding obligation of the party.  Neither the execution of this Agreement by the party nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the party is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the party.

3.           Additional Documents.  The Stockholder and the Company each hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company’s legal counsel to carry out the intent of this Agreement.

4.           Miscellaneous.

(a)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

(c)           Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

(e)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

if to the Company, to:

Universal Holdings, Inc.
c/o Anslow & Jaclin, LLP
Attn: Eric Stein
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

if to the Stockholder:

to the addresses set forth below their name on Schedule A, attached hereto,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

(f)          Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County and State of New York, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 4(e) of this Agreement, or (y) any other method of service permitted by law..

(g)          Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i)           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(j)           Third-Party Beneficiaries.  The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

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[SIGNATURE PAGE TO TRYON LOCK-UP AGREEMENT]

IN WITNESS WHEREOF, the parties herein have executed this Agreement as of the date first set forth above.

COMPANY:

UNIVERSAL HOLDINGS, INC.

By: /s/  Lanny M. Roof
       Name:  Lanny M. Roof
       Title:    Chief Executive Officer

STOCKHOLDER:

TRYON CAPITAL VENTURES, LLC

/s/  Peter Reichard
Name:         Peter Reichard
Title:          Managing Direvctor

Schedule A

The Stockholder

Name and Address	Total Shares	Shares Subject to Lock-Up
Tryon Capital Ventures, LLC 100 Europa Drive, Suite 455 Chapel Hill, North Carolina 27517	85,000	85,000

TOTAL:	85,000	85,000